Exhibit 23.4

CONSENT OF
DC ENERGY CONSULTANTS

CONSENT OF DC ENERGY CONSULTANTS
INDEPENDENT PETROLEUM ENGINEERING & GEOLOGICAL CONSULTING FIRM

DC Energy Consultants, as an independent petroleum engineering and geological consulting firm, hereby consents to the use of its Geological Evaluations in the Registration Statement and any supplements thereto, including post-effective amendments, for Atlas Resources Public #19-2010 Program, and to all references to DC Energy Consultants as having prepared such report and as an expert concerning such report.

DC Energy Consultants

/s/ Dennis D. Carulli

Dennis D. Carulli	February 2, 2010
Registered Professional Geologist	Paris, Pennsylvania